EXHIBIT 10.3
1st AMENDMENT TO LEASE
This First Amendment To Lease is made and entered into this 29th day of April, 2005, by and between HEALTHCALC NEI, INC., hereinafter referred to as “Tenant” and Parkway Commons, LP, an Oklahoma limited partnership (formerly CMD Realty Investment Fund, II. Ltd), hereinafter referred to as “Landlord”;
Whereas, Landlord and Tenant agree that they are the rightful parties to that certain lease agreement dated September 29, 2003 for Suite 199 at 5068 W. Plano Parkway, Plano, Texas 75093, and whereas Parkway Commons LP (successor Landlord) and Tenant desire to modify and extend said lease;
Now, therefore, in consideration of the premises and other good and valuable consideration receipt of which is hereby acknowledged the above referenced lease is amended as follows:
1.	Anytime after June 1, 2005, Tenant will relocate to Suite 290 (“The Premises”) comprised of 4,036 rentable square feet as indicated on “Exhibit A”, attached hereto and made a part of this lease. Tenant will have no further obligations(s) regarding Suite 199 after July 1, 2005

2.	The lease shall be extended to June 30, 2008

3.	Tenant’s minimum monthly base rent for May, 2005 shall be $2,887.17

4.	Tenant’s minimum monthly base rent for June, 2005 shall be $1,887.17

5.	Tenant’s minimum monthly base rent beginning July 1, 2005 shall be as follows:

Period	Monthly Rent
July 1, 2005 to June 30, 2006	$6,222.00
July 1, 2006 to June 30, 2007	$6,390.00
July 1, 2007 to June 30, 2008	$7,399.00
6.	Tenant accepts the Space in its “as is” condition, however, landlord agrees to install one building standard door, install four power poles, paint and re-carpet the premises with building standards materials

7.	Landlord agrees Tenant has the Right of First Offer on Suite 295, consisting of approximately 1,222 RSF, contiguous with the premises, and as indicated on “Exhibit A” attached hereto, at the same rental rate which is then in effect under said First Amendment to Lease when Tenant exercises its Right of First Offer. Tenant agrees to either accept or decline the space within 5 business days of Landlord’s written notice of intent to lease. If written notice is not received by Landlord by the close of business on the fifth day, Tenant’s option becomes null and void

8.	Tenant agrees to pay all real estate commission for broker services rendered in negotiation of said lease to Transwestern Commercial Services totaling $7,5000.00
Except with the express provision hereof, the lease shall remain in full force and effect in accordance with all the terms and provisions contained therein and each and every term of said lease shall apply.

LANDLORD			TENANT

Parkway Commons, Limited Partnership			HEALTHCALC NEI, INC.
an Oklahoma limited partnership

By:	Acron Parkway Commons, L.L.C.		By:	/s/ Peter A. Egan
	An Oklahoma limited liability company			Peter A. Egan, President
its Managing Member

	By:	Acron (USA) LP
A Texas limited partnership
its sole member

	By:	Acron US Management, Inc.
A Nevada Corporation
its General Partner

	By:	/s/ Greg W. Wilson
Greg W. Wilson, President